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                                                                    EXHIBIT 11.1

                                 COINSTAR, INC.

                       COMPUTATION OF EARNINGS PER SHARE

    Calculations of pro forma net loss per share are based on the following:


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
                                                     SIX MONTHS ENDED       THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                         JUNE 30,                JUNE 30,                    DECEMBER 31,
                                                  ----------------------  ----------------------  ----------------------------------
                                                     1996        1997        1996        1997        1994        1995        1996
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Weighted average common shares outstanding......     984,012     984,012     984,012     984,012     930,678     953,911     984,012

Effect of convertible preferred shares..........   8,988,964   8,988,964   8,988,964   8,988,964   8,988,964   8,988,964   8,988,964

Effect of stock warrants outstanding............     397,162     397,162     397,162     397,162     397,162     397,162     397,162

Effect of stock options outstanding.............      89,745      89,745      89,745      89,745      89,745      89,745      89,745
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

Pro forma weighted average common and equivalent
  shares outstanding............................  10,459,883  10,459,883  10,459,883  10,459,883  10,406,549  10,429,782  10,459,883
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
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